Exhibit 99.1

For Immediate Release	Contact:	Christine Lees
(800) 600-6422, ext. 6476

LIBERTY TAX CREDIT PLUS L.P.
RESPONDS TO TENDER OFFER

New York, New York, June 2, 2008 -- Liberty Tax Credit Plus L.P. (“Liberty”) responded today as follows to an unsolicited tender offer (the “Offer”) by Peachtree Partners (the “Offeror”) to purchase up to 4.9% of the 15,987 outstanding limited partnership units of Liberty at a price of $22.50 per unit, less certain reductions to that purchase price, as described in the Offeror’s written tender offer materials dated May 15, 2008 (the “Offering Materials”).  The Offeror is not affiliated with Liberty or its general partners.
Liberty believes that the Offer’s price is inadequate and recommends that its unit holders not tender their units in response to the Offer.  As Liberty previously announced, it has begun liquidating its investments in other partnerships (“lower-tier partnerships”) that own affordable housing properties.  Liberty has already made cash distributions to its unit holders from those liquidations, and it currently anticipates that it will make additional cash distributions in the future.  Liberty currently holds over $4 million in cash or cash equivalents and it is pursuing the liquidation of its remaining interests in lower-tier partnerships.  While Liberty expects that it will incur additional expenses until it completes the liquidation of its assets, and while there can be no assurances as to when and whether future dispositions of its remaining assets will occur or what additional net proceeds, if any, will be available for distribution to unit holders, Liberty currently expects that it will make additional cash distributions to its unit holders that will substantially exceed the Offer’s price.  In sum, Liberty believes that unit holders will realize superior economic results by retaining their units than by selling them in response to the Offer.

In addition, each unit holder may wish to consult with his, her or its individual tax advisor about the tax consequences of selling or retaining his, her or its units.
Moreover, unit holders may also wish to consider the following:
First, the Offer raises certain questions about its potential impact on Liberty’s tax status for federal income tax purposes.  Liberty is currently treated, and has since its inception been treated, as a partnership and a pass-through entity for federal income tax purposes -- a tax status that is desirable and beneficial to Liberty and its investors.  That beneficial tax status might be lost, and Liberty might be taxed as a corporation, if it were deemed to be a “publicly traded partnership” within the meaning of the Internal Revenue Code and certain regulations promulgated by the Internal Revenue Service.  It is uncertain whether or not the Offer, if consummated, might cause Liberty to be deemed a “publicly traded partnership” since the Offer by itself and/or in combination with other transfers of Liberty’s units, could result in a transfer of more than two percent of the interests in Liberty during the year, which might prevent it from relying on an Internal Revenue Service “safe harbor” protecting against publicly traded partnership treatment.  Accordingly, Liberty will only permit units to be transferred pursuant to the Offer if the general partners determine, in their sole discretion, either that the cumulative total number of transfers in any tax year (including transfers prior to the Offer, transfers pursuant to the Offer and any amount reserved for future transfers outside of the Offer) falls within the safe harbor or that the Offeror has provided sufficient assurances and protection to Liberty, its partners and unit holders to allow the transfers even though the aggregate annual transfers of Liberty units may exceed the two percent safe harbor limitation.  Such sufficient assurances and protection by the Offeror would include providing Liberty with (i) an opinion of counsel that the Offer will not result in Liberty being deemed to be a “publicly traded partnership” for federal income tax purposes and (ii) an agreement to indemnify Liberty, its partners and its unit holders for any loss or liability relating to any adverse tax consequences arising from the Offer.  This legal opinion and indemnity must be in a form and content satisfactory to Liberty and its counsel.
Second, the Offering Materials state that the Offeror will not purchase more than 4.9% Liberty’s outstanding units, including in that 4.9% amount the units already owned by the Offeror.  The Offering Materials, however, do not state how many units the Offeror already owns, so it is impossible to determine from those materials how many units the Offeror is willing to purchase
Third, unit holders are reminded that any unit holder wishing to sell his, her or its units must complete Liberty’s standard transfer and subscription documentation in accordance with Liberty’s standard practices and procedures.  Among other things, each selling unit holder must individually sign each of Liberty’s required transfer documents.  Pursuant to Liberty’s well-established practices and procedures, Liberty does not accept and, and will not accept in connection with the Offer, signatures by persons other than the selling unit holder who purport to act based on a power of attorney executed by the unit holder.  Liberty also charges a standard $50 administrative fee for processing each transfer request.  Persons who wish to sell their units to the Offeror should so advise the Offeror, which will obtain from Liberty, and deliver to the selling unit holder, the required standard transfer documentation.
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Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer.  As a precaution to make sure that any tendering unit holder is aware of the disclosures contained in this press release, Liberty will require, as a condition to processing transfer requests, each tendering unit holder to sign a written statement acknowledging that they are aware of and understand the disclosures contained in this press release and that they wish to proceed with the sale of their units to the Offeror anyway.
Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties are detailed in Liberty’s Annual Report on Form 10-K for the period ended March 15, 2008, and in its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Liberty’s  expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.
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